Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made the 14 day of April, 2008 (the “Effective Date”), by and between MAP PHARMACEUTICALS, INC., a Delaware corporation (“MAP”), and Thomas A. Armer, Ph.D, an individual resident of California (the “Executive”). Capitalized terms not otherwise defined in this Agreement shall have the meanings given in Appendix A to this Agreement.

RECITALS:

WHEREAS, the Executive is currently employed by MAP pursuant to the terms of that certain Employment Agreement between MAP and the Executive dated August 12, 2004 (the “Current Agreement”);

WHEREAS, MAP desires to secure the Executive’s continued employment with MAP on the terms and conditions hereinafter set forth;

WHEREAS, the Executive desires to continue his employment on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Executive’s continued employment by MAP and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment.

(a) The Current Agreement is hereby terminated and superseded by this Agreement by mutual consent of MAP and the Executive; provided, however, that Sections 6 and 9 thereof shall survive such termination as contemplated by the Current Agreement.

(b) MAP shall employ the Executive, and the Executive shall serve as Chief Scientific Officer of MAP, and any other position agreed upon by the parties, subject to the terms and conditions set forth in this Agreement. The Executive shall devote all of his business time, attention, skill and efforts to the performance of his duties under this Agreement, provided that the Executive may devote reasonable periods of time to charitable and community activities that do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of MAP.

2. Term. The term of this Agreement, and the Executive’s employment under the terms of this Agreement, shall commence on the Effective Date and continue through July 31, 2009 (the “Initial Term”). This Agreement shall automatically renew for successive periods of one year (each, a “Renewal Term”) upon expiration of the Initial Term and each subsequent term, unless either party provides written notice of termination at least three months prior to the end of the then applicable term. (The Initial Term and each Renewal Term are sometimes hereafter collectively referred to as the “Term.”) This Agreement may be terminated prior to the expiration of the Term as provided in Section 4 and is subject to the ongoing post-employment rights and obligations and benefits, if applicable, due to the circumstance of such termination, contained in Sections 4, 6, 7, 8 and 9.

3. Compensation and Benefits.

(a) Base Salary and Bonus. The Executive shall receive a base salary at the rate of $325,000 per annum, commencing on the Effective Date (the “Base Salary”). The Base Salary shall be paid at least monthly in accordance with MAP’s regular payroll practices. During the Term, the Executive shall be entitled to participate in MAP’s incentive bonus plan applicable to senior executives at the discretion of the Board of Directors of MAP (the “Board”).

(b) Health and Retirement Benefits. The Executive shall be entitled to participate in all employee health and retirement benefit plans maintained by MAP, including, without limitation, any medical, dental, disability and life insurance coverage and retirement benefits maintained by MAP (“MAP Benefit Plans”), subject to any and all terms, conditions and eligibility requirements of said benefits or plans, as may be in effect from time to time.

(c) Equity Incentive. The parties agree that the Executive shall be eligible, at the sole discretion of the Board or its Compensation Committee, to receive grants of restricted stock or options to acquire shares of common stock of MAP subject to the terms of the MAP Pharmaceuticals, Inc. 2007 Equity Award Plan, as amended.

(d) Vacation and Holidays. The Executive shall be entitled to three (3) weeks of paid vacation per year, provided that the Executive shall take vacation at such times as may be mutually agreed upon by MAP and the Executive. Additionally, the Executive shall be entitled to a minimum of nine (9) days of paid holiday leave as determined by MAP in accordance with its regular practices.

(e) Expense Reimbursement. MAP shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his duties under this Agreement. The Executive shall provide MAP with receipts or other records substantiating such expenses as may be reasonably requested by MAP.

(f) Deductions and Withholdings. All amounts payable hereunder shall by subject to deduction and withholding as required by law.

4. Termination. Both MAP and the Executive shall have the right to terminate the Executive’s employment with MAP at any time, with or without cause, and without prior notice. If the Executive’s employment with MAP is terminated, the Executive will be eligible to receive severance benefits to the extent provided in this Agreement and described more specifically below.

(a) Additionally, the Executive’s employment may be terminated by MAP (and in the case of clause (i) below, will be automatically terminated) at any time as follows:

(i) upon the death of the Executive at any time;

(ii) due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive at any time;

(iii) for Cause upon delivery of a Notice of Termination to the Executive at any time; or

(iv) other than due to death, Disability or for Cause, thirty (30) days after delivery of a Notice of Termination to the Executive.

(b) Additionally, the Executive may terminate his employment by MAP at any time as follows:

(i) thirty (30) days after the Executive delivers a Notice of Termination to MAP if MAP materially breaches this Agreement and does not cure the breach within such thirty-day period;

(ii) ninety (90) days after the Executive delivers a Notice of Termination for any reason (other than a material breach of this Agreement by MAP or for Good Reason); or

(iii) for “Good Reason.”

(c) If the Executive’s employment is terminated (i) by reason of the Executive’s death, (ii) due to the Executive’s Disability, (iii) for Cause, or (iv) by the Executive for any reason other than a material breach of this Agreement by MAP or the reasons described in 4(b)(iii) above, the Executive shall have no right to receive any payments or benefits from MAP after the Termination Date, except for (x) the amount of any Accrued Compensation, and (y) payments or benefits payable pursuant to other agreements, the MAP Benefit Plans, and other plans or programs maintained by MAP, in each case to the extent provided by the terms of such plans and programs in effect immediately prior to the Termination Date.

(d) If the Executive’s employment is terminated pursuant to a “separation from service” as defined in Section 409A (a)(2)(A)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (A) by MAP or any successor corporation at any time pursuant to Section 4(a)(iv) or (B) by the Executive pursuant to Sections 4(b)(i) or (iii), the Executive, while living and in lieu of any other rights, payments or benefits arising out of the Executive’s employment by MAP, shall be entitled to receive: (i) the amount of any Accrued Compensation, (ii) a lump sum amount equal to the greater of: (x) one (1) year’s Base Salary at the rate in effect immediately preceding the Termination Date or (y) twelve (12) times the average monthly salary received during the twelve (12) months preceding the Termination Date, payable on the 60th day following the Termination Date, (iii) shall be entitled to receive any incentive compensation to the extent payable under the terms of any bonus or incentive plans in effect immediately prior to the Termination Date, with any such amounts payable in a lump sum on the 60th day following the Termination Date, and (iv) if Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following termination, then MAP shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents for up to twelve (12) months following the Termination Date.

(e) Upon the Termination Date, in the event the termination of the Executive occurred due to Sections 4(a)(iv), 4(b)(i) or 4(b)(iii), for a period of up to six months as may be requested by the Board (the “Consulting Period”), MAP shall retain the Executive as a consultant and the Executive shall be available to render such advisory or consulting services in relation to MAP as MAP may reasonably request from time to time, in an amount not to exceed ten (10) hours per month or 20% of the services rendered, on average, during the three full calendar years immediately preceding the Termination Date, whichever is less. In consideration for such consulting, the Executive shall receive the severance benefits described in 4(d), above (and at the time described above).

(f) Except as otherwise modified by a written agreement between MAP and the Executive, the severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance pay or benefits which the Executive may be entitled to receive under any severance or termination plan, program, practice or arrangement maintained by MAP. Payment of any compensation and benefits in accordance with this Section 4 shall be subject to the Executive’s continued compliance with Sections 6, 7, 8, and 9 and Executive signing within 50 days following the Termination Date, and not subsequently revoking, a separation agreement and release of claims in a form acceptable to MAP in which the Executive or his personal representative agrees to waive any and all claims against MAP except claims for payments and benefits to be received pursuant to Sections 4(c), (d) or (e) of this Agreement, as applicable. Notwithstanding any provision of this Agreement, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Executive (or for his benefit) paid or payable pursuant to Section 4(d) above would result in an excise tax under Section 4999 of the Code or would not be deductible (in whole or in part) as a result of Section 280G of the Code (or any successor provision), then the amount payable to the Executive under Section 4(d) above shall be payable either:

(i) in full, or

(ii) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless MAP and the Executive otherwise agree in writing, the determination as to whether any payment or benefit hereunder will be nondeductible as a result of Section 280G of the Code shall be made by MAP’s independent auditors.

(g) Notwithstanding the forgoing, however, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is deemed by MAP to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the

Code, Executive agrees that the payments due to Executive under Section 4 of this Agreement in connection with a “separation from service” as defined in Section 409A (a)(2)(A)(1) of the Code that would otherwise have been payable at any time during the six-month period immediately following such separation from service shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In the event of death during such six-month period, upon provision to MAP of a signed general release of all claims against MAP and its affiliates in a form acceptable to MAP, Executive’s estate will receive the severance benefits described in this Section.

5. Acknowledgements by the Executive. The Executive acknowledges that, (a) prior to the date of this Agreement he has received and had access to, and after the date of this Agreement he will continue to receive from MAP and have access at MAP to, Confidential Information in connection with his employment by MAP; (b) all Confidential Information known or obtained by the Executive, whether before or after the date of this Agreement, is the property of MAP; (c) the business of MAP is international in scope; (d) MAP’s products and services are marketed throughout the world; (e) MAP competes with businesses that are or could be located throughout the world, (f) the provisions of Sections 6, 7, 8, and 9 are reasonable and necessary to protect and preserve MAP’s business; (g) MAP would be irreparably damaged if the Executive were to breach the covenants set forth in Sections 6, 7, 8, or 9; and (h) the parties have entered into this Agreement in good faith and for the reasons set forth in the recitals hereto and assume that this Agreement is legally binding.

6. Nondisclosure of Confidential Information. During the Term or at any time thereafter, the Executive agrees that he will not disclose, furnish or make accessible to any entity or person, other than MAP or its affiliates or representatives, any Confidential Information, or in any way use any Confidential Information in the conduct of any business without the prior written consent of MAP. Nothing contained in this Agreement shall be deemed a waiver, modification or limitation of any rights MAP or its affiliates may have under applicable foreign, federal, state or local laws pertaining to the protection of trade secrets or confidential information. The Executive will promptly return all Confidential Information to MAP upon the termination of the Executive’s employment for whatever reason.

7. Noncompetition. During the Term and the Consulting Period, if applicable, the Executive agrees that he will not directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend his name or credit to, or render services or advice to, any business the products or activities of which directly compete, in whole or in part, with the products or activities of MAP in any state or country in the world. Notwithstanding the foregoing, the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

8. Nonsolicitation. During the Term and the Consulting Period, if applicable, the Executive will not:

(a) directly or indirectly, for himself or any other person or entity (i) induce or attempt to induce any employee of MAP to leave the employ of MAP, (ii) in any way interfere with the relationship between MAP and any employee of MAP; or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of MAP to cease doing business with MAP, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of MAP; or

(b) directly or indirectly, either for himself or any other person or entity, solicit the business of any person or entity known to the Executive to be a customer of MAP whether or not the Executive had personal contact with such person or entity, with respect to the products or activities which compete in whole or in part with the products or activities of MAP.

9. Assignment of Intellectual Property. To the extent that the Executive has not already done so pursuant to the Current Agreement and except to the extent prohibited by agreements with employers prior to MAP Pharmaceuticals, Inc., the Executive hereby assigns all of the Intellectual Property conceived, designed, devised, developed, perfected or made by the Executive prior to the Effective Date. Any Intellectual Property designed, devised, developed, perfected or made by the Executive after the date of this Agreement shall be promptly disclosed to MAP by the Executive and become the property of MAP, and the Executive hereby assigns, transfers and conveys such Intellectual Property to MAP. The Executive further agrees to make and provide to MAP, at MAP’s expense, any documents, instruments or other materials necessary or convenient to vest, secure, evidence or maintain MAP’s ownership of the Intellectual Property, and patents, copyrights, trademarks and similar foreign and domestic property rights with respect to the Intellectual Property. Any Intellectual Property conceived, designed, devised, developed, perfected or made by the Executive within one (1) year after termination of the Executive’s employment with MAP shall be conclusively presumed to have been conceived during the Executive’s employment with MAP, and the burden of proving otherwise shall rest with the Executive.

10. Survival of Covenants. The covenants by the Executive in Sections 6, 7, 8 and 9 are essential elements of this Agreement. If the Executive’s employment with MAP expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate for MAP to enforce any of the covenants in Sections 6, 7, 8, or 9, and for Executive to enforce any of the covenants in Section 4(d).

11. Enforcement and Arbitration.

(a) Within ten (10) days of MAP’s request, the Executive will confirm to MAP in writing the Executive’s compliance with Sections 6, 7, 8 or 9 during the period which such covenants remain in force.

(b) Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. MAP shall pay all administrative fees, and the fees and expenses of the arbitrator, to the extent that such fees and expenses exceed the amount that the Executive would have incurred to file a claim in court. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law and if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

12. Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable against the Executive in accordance with its terms. The Executive has the unrestricted right, authority and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement. The Executive’s execution and delivery of this Agreement will not result in a violation or breach of any provision or, or give any person the right to declare a default or exercise any remedy under any contract applicable to the Executive. The Executive is not required to give any notice or to obtain any consent from any person in connection with the Executive’s execution and delivery of this Agreement.

13. Notices. All notices, consents, waivers and other communications under this Agreement must be sent in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written evidence of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized delivery service, in each case to the respective addresses last given by each party to the other, provided that all notices to MAP shall be directed to the attention of the board of directors of MAP, with a copy to the Secretary of MAP.

14. Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Executive shall be prohibited from assigning any of the Executive’s rights, title or interest in this Agreement.

15. Amendment; Waiver. No change or modification of this Agreement shall be valid or binding unless in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom the waiver is sought to be enforced. A valid waiver of any provision of this Agreement shall be limited to the instance specified in such writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.

16. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of California, without regard to the provisions for choice of law thereunder.

17. Severability. In the event any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court of competent jurisdiction should deem any provision of this Agreement to create a restriction that is unreasonable at to its scope, duration or geographical area, the parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as any court of competent jurisdiction may determine to be reasonable.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to severance and benefits payable to Executive following a termination of his employment other than a termination within the 12 month period following a Change in Control, as defined in that certain Change in Control Agreement by and between MAP and the Executive dated September 12, 2007 (the “Change in Control Agreement”). In the event of a termination of Executive’s employment within the 12 month period following a Change in Control, severance and benefits shall be payable pursuant to the Change in Control Agreement. No provisions of the Change in Control Agreement are superseded by this Agreement, and the Change in Control Agreement shall otherwise remain in full force and effect.

19. Negotiated Agreement. The Executive acknowledges that he was represented by experienced counsel in connection with the negotiation of this Agreement, and the parties agree that this Agreement shall be construed as drafted by both of them, as parties of equivalent bargaining power, and not for or against either of them as the drafter.

20. Claims by the Executive. The existence of any claim or cause of action by the Executive against MAP shall not constitute a defense to the enforcement by MAP of the Executive’s covenants, obligations or undertakings in this Agreement, including, without limitation, the covenants in Sections 6, 7, 8 and 9.

21. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation or any of the provisions of this Agreement. All Section references herein are to Sections of this Agreement unless otherwise specified.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

23. Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that MAP determines that any amounts payable hereunder would otherwise be taxable to Executive under

Section 409A, MAP may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that MAP reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

[Signatures on the following page]

IN WITNESS WHEREOF, the Executive has executed, and MAP has caused this Agreement to be executed by its duly authorized officer, as of the date first above written.

MAP PHARMACEUTICALS, INC.

By:	/s/ Timothy S. Nelson
Name:	Timothy S. Nelson
Its:	President and CEO

EXECUTIVE

/s/ Thomas A. Armer
Thomas A. Armer, Ph.D

APPENDIX A

DEFINITIONS

“Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including, without limitation, (i) Base Salary, and (ii) reimbursement for reasonable expenses incurred by the Executive on MAP’s behalf prior to the Termination Date.

“Cause” shall mean any one of the following events: (i) the Executive’s violation, provided the Executive has received written notice from MAP and been given thirty (30) days in which to cure such failure (if curable), of any material provision of this Agreement or the Change in Control Agreement by and between MAP and the Executive dated September 12, 2007, including, without limitation, the Executive’s continuing failure (after reasonable notice) to follow the reasonable written instructions of MAP’s Chief Executive Officer, the Board or a committee thereof; (ii) any intentional or grossly negligent act or omission by the Executive that is reasonably likely to lead to the material injury of MAP or its business, employees, customers or vendors, provided the Executive has received written notice from MAP and been given thirty (30) days in which to cure such act or omission (provided that such act or omission is curable); (iii) the Executive’s material violation of any federal, state or local law applicable to MAP or its business, as initially determined by a court (for avoidance of doubt, a conviction of a material violation of any federal, state or local law applicable to MAP or its business which is subsequently overturned by an appellate court shall remain Cause for termination); (iv) the Executive’s plea of guilty or nolo contendere to, or conviction of, a felony or of a misdemeanor involving moral turpitude; or (v) the Executive’s failure to comply in any material respect with, provided the Executive has received written notice from MAP and been given thirty (30) days in which to cure such failure (if curable), the written employee policies and procedures of MAP.

“Confidential Information” shall mean, whether embodied in written, electronic, digital or other form, (i) information regarding MAP customers and suppliers, including but not limited to, customer lists, price lists, market studies, contracts, information, requirements, billing histories, marketing methods, names of contacts, and products or services provided by MAP to such customers or suppliers; (ii) financial information concerning MAP or its affiliates, including but not limited to, financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses and similar information; (iii) plans and projections for business opportunities for new or developing business of MAP or its affiliates; (iv) information relating to the trade secrets, product specifications, know-how, formulae, compositions, processes, designs, inventions, ideas, improvements, and computer software and database technologies of MAP; and (v) any notes, analyses, compilations, studies, summaries or other material prepared by or for MAP containing or based, in whole or in part, on any information included in the foregoing. In no event will “Confidential Information” include (x) information that is or becomes generally known to and available for use by the public other than as a result of the Executive’s fault or the fault of any other person or entity bound by a duty of confidentiality to MAP, or (y) information that is required by law to be disclosed by the Executive, provided that no disclosure shall be made until the Executive has given reasonable written notice to MAP of the anticipated disclosure so that MAP may contest the need for disclosure, and the Executive will cooperate with MAP in connection with any such contest.

“Disability” shall mean a determination that the Executive is unable to substantially perform the duties and responsibilities contemplated by this Agreement as a result of physical or mental incapacity, which inability continues for a period of 180 consecutive days, as determined by the board of directors of MAP in good faith after receiving certification or other substantiation of such incapacity from a medical doctor selected by the board of directors.

“Good Reason” shall mean the Executive’s voluntary termination, following (a) a reduction by MAP of Executive’s annual base salary except to the extent the annual base salary of all other executives of MAP are similarly reduced; (b) the taking of any action by MAP that would adversely affect Executive’s participation in, or reduce Executive’s benefits under, MAP’s benefit plans (including under any equity compensation plan), except to the extent the benefits of all other executives of MAP are similarly reduced; (c) a breach by MAP of any material provision of this Agreement, which breach remains uncured following 30 days after the Executive provides MAP with written notice of the breach; (d) the assignment to Executive of any duties or responsibilities that result in any diminution or adverse change of Executive’s position, status, circumstances of employment or scope of responsibilities; provided, however, that if following any reorganization, merger, change in control, or other similar transaction, MAP becomes a division of, or a business unit of another corporation or other business entity and the Executive remains the Chief Scientific Officer of the division or business unit comprised of MAP, such changes of the Executive’s responsibilities of employment which would reflect these circumstances shall not be deemed to be a material diminution which would give rise, in and of itself, to Good Reason; or (d) Executive’s refusal to relocate to a location more than twenty-five (25) miles from MAP’s location at the Effective Date

“Intellectual Property” means any or all of the following (including all rights arising out of or associated therewith) which are conceived, designed, devised, developed, perfected or made by the Executive, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business or research and development of MAP or its affiliates: (i) United States, international or foreign patents and applications therefore, (ii) inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, product formulations and specifications, and all documentation relating to any of the foregoing throughout the world, (iii) writings, books, works of authorship, copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) rights in internet uniform resource locators (URLs), domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark applications and registrations therefore throughout the world; (v) all databases and data collections and all rights therein throughout the world; and (vi) any similar or equivalent rights to any of the foregoing throughout the world. The term “Intellectual Property” shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, designed, devised, developed, perfected or made by the Executive during off-duty hours and away from any premises of MAP and during the regular course of the Executive’s duties as an employee of MAP.

“Notice of Termination” shall mean a written notice of termination provided by one party to the other which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claims to provide a basis for termination of the Executive’s employment under the provision indicated.

“Termination Date” shall mean the date on which the Executive’s employment terminates. In the case of the Executive’s death, the Termination Date shall be the date of the Executive’s death, and in all other cases, the date specified in the Notice of Termination, in accordance with this Agreement.